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                                                                    Exhibit 5.01

                            [INTUIT INC. LETTERHEAD]




August 11, 1999

Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C.  20549

Subject:    Intuit Inc.

Ladies and Gentlemen

This opinion is provided in connection with a Form S-8 Registration Statement (the "Registration Statement") being filed by Intuit Inc. (the "Company") on or about August 10, 1999. The Registration Statement relates to the registration of 131,686 shares of the Company's Common Stock, par value $0.01 per share (the "Shares"). The Shares have been reserved for issuance upon the exercise of options granted under The Hutchison Avenue Software Corporation Stock Option Plan dated June 29, 1999 (the "Plan") and assumed by the Company upon the Company's acquisition of The Hutchison Avenue Software Corporation. The options were assumed by the Company pursuant to the terms of The Hutchison Avenue Software Corporation Share Purchase Agreement dated as of June 30, 1999 (the "Purchase Agreement") by and among the Company, Intuit NS ULC, a wholly owned subsidiary of the Company, The Hutchison Avenue Software Corporation and the individuals listed on the Schedule of Sellers attached thereto as Exhibit C.

For purposes of this opinion, I have examined copies of (i) the Registration Statement, (ii) the Certificate of Incorporation of the Company, as amended to date, (iii) the Bylaws of the Company, as amended to date, (iv) the Plan, (v) the Purchase Agreement, (vi) resolutions of the Board of Directors and stockholders of The Hutchison Avenue Software Corporation relating to adoption of the Plan and (vii) resolutions of the Board of Directors of the Company relating to the Purchase Agreement and the transactions contemplated by the Purchase Agreement, including assumption of the options. In rendering the opinion expressed herein, I have assumed the genuineness of all signatures, the authenticity of all documents, instruments and certificates purporting to be originals, the conformity with the original documents, instruments and certificates of all documents, instruments and certificates purporting to be copies, and the legal capacity to sign of all individuals executing documents, instruments and certificates. I have also assumed that all Shares will be issued pursuant to the Plan for a purchase price of not less than $0.01 per share.

Based upon and subject to the foregoing and to the effectiveness of the Registration Statement, I am of the opinion that the Shares that may be issued by the Company pursuant to the Plan, when issued and paid for in accordance with the Plan, will be legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not admit thereby that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ CATHERINE L. VALENTINE

Catherine L. Valentine
Vice President and General Counsel